Exhibit 3.1

BY-LAWS

OF

INGREDION INCORPORATED

(December 9, 2016)

ARTICLE I

Offices

SECTION 1. The registered office of the Corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in said State is The Corporation Trust Company. The Corporation may also have an office or offices other than said registered office at such place or places either within or without the State of Delaware as the Board of Directors may from time to time designate or as the business of the Corporation may require.

ARTICLE II

Seal

SECTION 1. The seal of the Corporation shall be circular in form and shall have the name of the Corporation and the words and numerals “Corporate Seal 1997 Delaware.”

ARTICLE III

Meetings of Stockholders

SECTION 1. Annual Meeting. The annual meeting of stockholders of the Corporation shall be held in each year on the third Wednesday in May, or on such other date as the Board of Directors may designate, and at such time and place as the Board of Directors may designate, for the election of directors and for the transaction of such other business as may properly come before the meeting.

SECTION 2. Special Meetings. Except as provided in the Certificate of Incorporation, special meetings of the stockholders may be called only on the order of the Chairman of the Board, Lead Director, or the Board of Directors and shall be held at such date, time and place as may be specified by such order.

SECTION 3. Election of Directors. Each director to be elected by stockholders shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors; provided that if the number of nominees for director exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section 3, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director’s election. Votes cast shall include votes to withhold authority and exclude abstentions with respect to that director’s election. If directors are to be elected by a plurality, stockholders shall be permitted to withhold votes from a nominee but shall not be permitted to vote against a nominee.

If at any meeting for the election of directors a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender to the Board his or her offer of resignation as a director. Such resignation shall be made subject to the Board’s acceptance. The Corporate Governance and Nominating Committee shall make a recommendation to the Board as to whether to accept or reject the tendered offer of resignation, or whether other action should be taken. In determining whether to accept or reject the tendered offer of resignation, the Corporate Governance and Nominating Committee shall be entitled to consider all factors believed relevant by the members of such Committee, including without limitation: (1) any stated reason for the director not receiving the required vote and whether the underlying cause or causes are curable, (2) the factors, if any, set forth in the guidelines or other policies that are to be considered by the Corporate Governance and Nominating Committee in evaluating potential candidates for the Board as such factors relate to each director who has offered his or her resignation, (3) the length of service of such director, (4) the effect of such resignation on the Corporation’s compliance with any law, rule, regulation, stock exchange listing standards or contractual obligations, (5) such director’s contributions to the Corporation, and (6) any other factors that the Corporate Governance and Nominating Committee deems to be in the best interests of the Corporation. No director who has tendered his or her offer of resignation may participate in the Committee’s recommendation. If all of the members of the Corporate Governance and Nominating Committee have tendered their offers of resignation, then the Board shall act on the offers of resignation.

The Board shall act on the tendered offers of resignation, taking into account the recommendation of the Corporate Governance and Nominating Committee, and shall publicly disclose (by press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered offers of resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. In determining whether to accept or reject any offer of resignation, the Board shall be entitled to consider all of the factors considered by the Corporate Governance and Nominating Committee and any additional information and factors that the Board believes to be relevant. No director who has tendered his or her offer of resignation may participate in the Board’s decision. Notwithstanding the foregoing, if the acceptance by the Board of all of the then pending offers of resignation would result in the Corporation having fewer than a majority of the directors who were in office prior to the applicable election, the Board may elect to extend such 90-day period by an additional 90 days if the Board shall determine that such an extension is in the best interests of the Corporation.

If any incumbent director’s offer of resignation is not accepted by the Board, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. If a director’s offer of resignation is accepted by the Board pursuant to this Section 3, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 223 of the Delaware General Corporation Law or may decrease the size of the Board pursuant to the provisions of the Corporation’s Certificate of Incorporation.

SECTION 4. Notice. Notice, in writing or by electronic transmission, of all meetings of the stockholders, shall be mailed or otherwise given as permitted by the laws of the State of Delaware to each stockholder not less than twenty nor more than sixty days before the meeting. The notice or an accompanying document shall identify the business to be transacted at the meeting and, if directors are to be elected, the candidates therefor, as determined by the Board of Directors. As used in these By-laws, the term “electronic transmission” shall mean any kind of electronic transmission or other form of remote communication that is permitted by the laws of the State of Delaware.

SECTION 5. Stockholder Nominations and Proposals. This Section 5 sets forth certain procedures for stockholders to nominate persons for election to the Board of Directors to be considered by the stockholders at an annual meeting of stockholders if the stockholder does not wish the nomination to be included in the Corporation’s proxy statement and certain procedures for stockholders to propose any other business at an annual meeting of stockholders. Any stockholder who wishes to include nominations for the election of directors in the Corporation’s proxy statement for an annual meeting of stockholders must comply with Section 6 of this Article III. This Section 5 and Section 6 of this Article III are the sole means for stockholders to nominate persons for election to the Board of Directors or to propose other business to be conducted at an annual meeting of stockholders, other than as provided by Rule 14a-8 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).

(a)

Any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 5(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 5(a) may nominate candidates for director to be voted upon at the annual meeting (but not at any special meeting), only if the Secretary of the Corporation has received from the nominating stockholder at the principal executive offices of the Corporation not less than ninety nor more than one hundred twenty days in advance of the date which is the anniversary of the date of the previous year’s annual meeting or, if the date of the applicable annual meeting has been changed by more than thirty days from the date contemplated at the time of the previous year’s proxy statement, not less than ninety days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first, a written notice setting forth (i) as to each person whom the stockholder proposes to nominate for election as a director (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of capital stock of the Corporation which are owned beneficially or of record by such person and (4) any other information relating to the person that would be required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Section 14 of the Exchange Act; and (ii) as to the stockholder giving the notice (1) the name and address, as they appear on the Corporation’s books, of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (2) the class and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder or such beneficial owner on the date of such stockholder’s notice, (3) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or beneficial owner with respect to any share of stock of the Corporation (which information shall be updated by such stockholder and beneficial owner, if any, as of the record date of the meeting not later than 10 days after the record date for the meeting), (4) a description of all arrangements or understandings between such stockholder or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (5) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice and (6) any other information relating to such stockholder or such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee to being named in the proxy statement as a nominee and to serving as a director if elected, together with a written representation that such person currently intends to serve as a director for the term for which he or she is standing for election. In addition, not more than ten days after receipt by the nominating stockholder of a written request from the Secretary, the nominating stockholder must provide such additional information as the Secretary may reasonably require. The person presiding over the annual meeting shall, if the facts so warrant, determine that a nomination was not made in accordance with the provisions of this Section 5(a) and, if he or she should so determine, shall so declare to the meeting and any such defective nomination shall be disregarded.

(b)	Any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 5(b) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 5(b) may propose other business to be transacted at the annual meeting (but not at any special meeting), only if the Secretary of the Corporation has received from the sponsoring stockholder at the principal executive offices of the Corporation not less than ninety nor more than one hundred twenty days in advance of the date which is the anniversary of the date of the previous year’s annual meeting or, if the date of the applicable annual meeting has been changed by more than thirty days from the date contemplated at the time of the previous year’s proxy statement, not less than ninety days before the date of the applicable annual meeting or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first, a written notice setting forth (i) as to each matter the stockholder proposes to bring before the annual meeting, a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation’s books, of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder or such beneficial owner on the date of such stockholder’s notice and (iv) any material interest of the stockholder in such proposal. In addition, not more than ten days after receipt by the sponsoring stockholder of a written request from the Secretary, the sponsoring stockholder must provide such additional information as the Secretary may reasonably require. The person presiding over the annual meeting shall, if the facts so warrant, determine that business was not properly brought before the meeting in accordance with the provisions of this Section 5(b) and, if he or she should so determine, shall so declare to the meeting and any business so determined to be not properly brought before the meeting shall not be transacted.

SECTION 6. Proxy Access for Director Nominees.

(a)	Definitions. For purposes of this Section 6, the following terms shall have the following meanings:

(i)	“Compensation Arrangement” shall mean any direct or indirect compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, including, without limitation, any agreement, arrangement or understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with candidacy, service or action as a nominee or as a director.

(ii)	“Eligible Stockholder” shall mean a person who has either (1) been a record holder of the shares of common stock of the Corporation used to satisfy the eligibility requirements in Section 6(d) continuously for the required three-year period or (2) provides to the Secretary of the Corporation, within the time period referred to in Section 6(e), evidence of continuous Ownership of such shares for such three-year period from one or more securities intermediaries.

(iii)	“Maximum Number” shall mean that number of directors constituting the greater of (x) two and (y) 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 6 (rounded down to the nearest whole number), which number shall be reduced as set forth in Section 6(c)(i).

(iv)	“Minimum Number” shall mean 3% of the number of outstanding shares of common stock of the Corporation as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(v)	“Nominating Stockholder” shall mean any Eligible Stockholder or group of up to 20 stockholders (a “Nominator Group”) that, collectively as a group, satisfy the requirements to qualify as an Eligible Stockholder, that (1) has (individually and collectively, in the case of a Nominator Group) satisfied all applicable conditions and complied with all applicable procedures set forth in this Section 6 (including, without limitation, the timely submission of a Nomination Notice that meets the requirements set forth in this Section 6), and (2) has nominated a Stockholder Nominee.

(vi)	“Nomination Notice” shall mean all information and documents that a Nominating Stockholder is required to submit to the Secretary of the Corporation pursuant to Section 6(f).

(vii)	“Own,” “Owned” or “Owning” shall mean those outstanding shares of the Corporation’s common stock with respect to which a stockholder possesses both:

(1)	the full voting and investment rights pertaining to the shares; and

(2)	the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided, that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares:

(A)	sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale;

(B)	borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell; or

(C)	subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding capital stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of reducing in any manner, to any extent or at any time in the future, such stockholder’s or affiliates’ full right to vote or direct the voting of any such shares, and/or hedging, offsetting or altering to any degree gain or loss arising from the full economic Ownership of such shares by such stockholder or affiliate, other than any such arrangements solely involving a national or multi-national multi-industry market index.

A stockholder shall “Own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. A stockholder’s Ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares provided that the stockholder has the power to recall such loaned shares within five business days’ notice. The terms “Owned,” “Owning” and other variations of the word “Own” shall have correlative meanings.

(viii)	“Stock Exchange Rules” shall mean the rules of any stock exchange on which the Corporation’s securities are traded.

(ix)	“Stockholder Nominee” shall mean any person nominated for election pursuant to this Section 6.

(x)	“Voting Commitment” shall mean any agreement, arrangement or understanding with, and any commitment or assurance to, any person or entity as to how a person, if elected as a director of the Corporation, will act or vote on any issue or question.

(b)	Proxy Access at Annual Meeting. Subject to the provisions of this Section 6, if expressly requested in the relevant Nomination Notice, the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(i)	the name of any Stockholder Nominee, which shall also be included on the Corporation’s form of proxy and ballot;

(ii)	disclosure about the Stockholder Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement;

(iii)	any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors (subject, without limitation, to Section 6(g)), if such statement does not exceed 500 words; and

(iv)	any other information that the Corporation or the Board of Directors determines, in its discretion, to include in the proxy statement relating to the nomination of the Stockholder Nominee, including, without limitation, any statement in opposition to the nomination, information relating to any Compensation Arrangement and/or Voting Commitment, and any of the information provided pursuant to this Section 6.

For the avoidance of doubt, the provisions of this Section 6 shall not apply to a special meeting of stockholders, and the Corporation shall not be required to include a director nominee of a stockholder or group of stockholders in the Corporation’s proxy statement or form of proxy or ballot for any special meeting of stockholders.

(c)	Maximum Number of Stockholder Nominees.

(i)	The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Stockholder Nominees than the Maximum Number. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 6(e) but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced. The Maximum Number for a particular annual meeting shall be reduced by:

(1)	Stockholder Nominees whose nominations for election at such annual meeting are subsequently withdrawn;

(2)	Stockholder Nominees who the Board of Directors itself decides to nominate for election at such annual meeting;

(3)	the number of incumbent directors or director candidates (including, without limitation, candidates who are not Stockholder Nominees) that in either case will be included in the Corporation’s proxy statement for an annual meeting of stockholders as an unopposed (by the Corporation) nominee pursuant to any agreement, arrangement or other understanding with any stockholder or group of stockholders; and

(4)	the number of incumbent directors who had been Stockholder Nominees at any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors.

(ii)	Any Nominating Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 6 shall rank such Stockholder Nominees based on the order that the Nominating Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials. In the event that the number of Stockholder Nominees submitted by Nominating Stockholders pursuant to this Section 6 exceeds the Maximum Number, the highest ranking Stockholder Nominee who meets the requirements of this Section 6 from each Nominating Stockholder will be selected for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of the stock of the Corporation each Nominating Stockholder Owns, as disclosed in its respective Nomination Notice submitted to the Corporation. This selection process will continue with the next highest ranked nominees as many times as necessary, following the same order each time, until the Maximum Number is reached.

(d)	Eligible Stockholders.

(i)	An Eligible Stockholder or Nominator Group may submit a nomination in accordance with this Section 6 only if the person or group (in the aggregate) has continuously Owned at least the Minimum Number (as adjusted for any stock splits, stock dividends or similar events) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to Own at least the Minimum Number of shares through the date of the annual meeting. The following shall be treated as one Eligible Stockholder or one member of a Nominator Group if such Eligible Stockholder or member of a Nominator Group shall provide together with the Nomination Notice documentation that demonstrates compliance with the following criteria:

(1)	funds under common management and investment control;

(2)	funds under common management and funded primarily by the same employer; or

(3)	a “family of investment companies” or a “group of investment companies” (each as defined in the Investment Company Act of 1940, as amended).

For the avoidance of doubt, in the event of a nomination by a Nominator Group, any and all requirements and obligations for a given Eligible Stockholder (including, without limitation, each and every fund or company that comprises the Nominator Group) that are set forth in this Section 6, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the Ownership of the Nominator Group in the aggregate. Should any stockholder withdraw from a Nominator Group at any time prior to the annual meeting of stockholders, the Nominator Group shall only be deemed to Own the shares held by the remaining members of the group.

(ii)	No stockholder shall be permitted to be in more than one Nominator Group, and if any stockholder appears as a member of more than one Nominator Group, or as a member of a Nominator Group and as a Nominating Stockholder without any such group, such stockholder shall be deemed to be a member of only the Nominator Group that has the largest Ownership position as reflected in the Nomination Notice and is not permitted to act as a Nominating Stockholder separate from such Nominator Group.

(e)	Timely Nomination Notice. To be timely, the Nomination Notice shall have been delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not less than one hundred twenty nor more than one hundred fifty days in advance of the date which is the anniversary of the date the Corporation’s proxy statement was released to security holders in connection with the previous year’s annual meeting, except where information or documents are required to be provided after the date the Nomination Notice is first submitted, as set forth in this Section 6, or, if the date of the applicable annual meeting has been changed by more than thirty days from the date contemplated at the time of the previous year’s proxy statement, not less than ninety days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first, and in no event shall the adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period (or extend any time period) for the giving of the Nomination Notice.

(f)	Nomination Notice. The Nomination Notice shall consist of, collectively, the following information, documents and agreements which shall, for avoidance of doubt, be compiled, completed and submitted by the Nominating Stockholder or its representatives at its own cost:

(i)	documentary evidence in the form of one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period, provided that each such intermediary must be a participant in the Depository Trust Company or an affiliate of a participant in the Depository Trust Company) verifying and certifying that, as of a date within seven calendar days prior to the date of the Nomination Notice, the Nominating Stockholder Owns, and has continuously Owned for the preceding three years, the Minimum Number of shares, and the Nominating Stockholder’s agreement to provide, within five business days after the record date for the annual meeting, documentary evidence in the form of written statements from the record holder and intermediaries verifying and certifying the Nominating Stockholder’s continuous Ownership of the Minimum Number of shares through the record date;

(ii)	an undertaking to provide immediate notice if the Nominating Stockholder ceases to Own the Minimum Number of shares prior to the date of the annual meeting;

(iii)	a copy of the Schedule 14N (or any successor form) relating to the Stockholder Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Stockholder as applicable, in accordance with Securities and Exchange Commission rules;

(iv)	the written consent of each Stockholder Nominee to being named in the Corporation’s proxy statement, form of proxy and ballot as a nominee and to serving as a director if elected;

(v)	a written notice of the nomination of such Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including, for the avoidance of doubt, each member of a Nominator Group):

(1)	the information and other deliverables that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 5(a) of this Article III, as if the Nominating Stockholder were proposing a director nominee under that section;

(2)	to the extent not included in the response to paragraph (1) above, a detailed description of all direct and indirect material compensation and other monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Nominating Stockholder, on the one hand, and each Stockholder Nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K (or its successor Item) if the Nominating Stockholder were the “registrant” for purposes of such item and the Stockholder Nominee were a director or executive officer of such registrant;

(3)	a detailed description of all communications by such Nominating Stockholder with any other stockholder or beneficial owner of any securities of the Corporation regarding such Stockholder Nominee;

(4)	the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(5)	a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(6)	a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than such Nominating Stockholder’s Stockholder Nominee(s);

(7)	a representation and warranty that the Nominating Stockholder has not engaged in and will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the annual meeting, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors;

(8)	a representation and warranty that the Nominating Stockholder has not engaged in and will not engage in, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors, (1) an exempt solicitation as described in Rule 14a-2(b) under the Exchange Act, or (2) any communication, as described in Rule 14a-1(l)(2)(iv) under the Exchange Act, stating how the Nominating Stockholder intends to vote at the annual meeting and the reasons therefore;

(9)	a representation and warranty that the Nominating Stockholder will not use or distribute any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting;

(10)	a representation and warranty that the Stockholder Nominee’s candidacy or, if elected, board membership would not violate applicable state or federal law or Stock Exchange Rules;

(11)	a representation and warranty that the Stockholder Nominee: (A) qualifies as independent under the Stock Exchange Rules and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors; and (B) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Stockholder Nominee;

(12)	a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 6(d);

(13)	a representation and warranty that the Nominating Stockholder will continue to satisfy the eligibility requirements described in Section 6(d) through the date of the annual meeting;

(14)	the details of any position of the Stockholder Nominee as an officer or director of any competitor (that is, any entity that provides products or services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;

(15)	if desired, a statement for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors; provided, that any such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act; and

(16)	in the case of a nomination by a Nominator Group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(vi)	an executed agreement (which form of agreement shall be provided to the Nominating Stockholder by the Secretary upon written request), which must be submitted within ten days of the Nominating Stockholder’s first submission of the Nomination Notice, pursuant to which the Nominating Stockholder (including each member of a Nominator Group) agrees:

(1)	to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(2)	to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Stockholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(3)	to assume all liability stemming from any action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or the Stockholder Nominee nominated by such Nominating Stockholder with the Corporation, its stockholders or any other person, including, without limitation, the Nomination Notice;

(4)	to indemnify and hold harmless (jointly with all other members of a Nominator Group, if applicable) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any action, suit or proceeding (whether threatened, pending or completed), whether legal, judicial, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or Stockholder Nominee to comply with, or any breach or alleged breach of, its, or his or her, as applicable, obligations, agreements or representations under or pursuant to this Section 6, or otherwise arising out of any nomination, solicitation or other activity by any Eligible Stockholder or any member of a Nominator Group in connection with its efforts pursuant to this Section 6;

(5)	to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of any misstatement or omission if information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any member of a Nominator Group) with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), and promptly notify the Corporation and any other recipient of the information that is required to correct the misstatement or omission; and

(6)	in the event that the Nominating Stockholder (including any member of a Nominator Group) has failed to continue to satisfy the eligibility requirements described in Section 6(d), to promptly notify the Corporation.

(vii)	an executed questionnaire (which form of questionnaire shall be provided to the Nominating Stockholder by the Secretary upon written request), which must be submitted within ten days of the Nominating Stockholder’s first submission of the Nomination Notice;

(viii)	an executed agreement (which form of agreement shall be provided to the Nominating Stockholder by the Secretary upon written request), which must be submitted within ten days of the Nominating Stockholder’s first submission of the Nomination Notice, by the Stockholder Nominee:

(1)	to provide to the Corporation such other information as it may reasonably request;

(2)	that the Stockholder Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Principles and Policies on Business Conduct and any other policies and guidelines applicable to directors; and

(3)	that the Stockholder Nominee is not and will not become a party to (1) any Compensation Arrangement in connection with such person’s nomination or candidacy for director and/or such person’s service or action as a director of the Corporation that has not been disclosed to the Corporation prior to or concurrently with the Nominating Stockholder’s submission of the Nomination Notice, or (2) any Voting Commitment that has not been disclosed to the Corporation prior to or concurrently with the Nominating Stockholder’s submission of the Nomination Notice.

The information and documents required by this Section 6(f) shall be provided with respect to and be executed by the Nominating Stockholder (and each member of a Nominator Group), and provided with respect to the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or any member of a Nominator Group that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 6(f) (other than such information and documents required to be provided after the date the Nomination Notice is first submitted) have been delivered to or, if sent by mail, received by the Secretary of the Corporation. The Nominating Stockholder shall further update and supplement the Nominating Notice, if necessary, so that the information provided or required to be provided in such Nomination Notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and any such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment of postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

(g)	Exclusion or Disqualification of Stockholder Nominees.

(i)	If, after the deadline for submitting a Nomination Notice as set forth in Section 6(e), a Nominating Stockholder becomes ineligible or withdraws its nomination or a Stockholder Nominee becomes ineligible or unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, the Corporation:

(1)	shall not be required to include in its proxy statement or on any ballot or form of proxy the Stockholder Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder; and

(2)	may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(ii)	Notwithstanding anything to the contrary contained in this Section 6, the Corporation may omit from its proxy materials any Stockholder Nominee, and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s statement in support), and in such case no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Stockholder Nominee, if:

(1)	the Corporation receives a notice that a stockholder intends to nominate a candidate for director at the annual meeting pursuant to the advance notice requirements set forth in Section 5(a) of this Article III;

(2)	the Nominating Stockholder has engaged in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the annual meeting, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors;

(3)	the Nominating Stockholder has engaged in, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors, (1) an exempt solicitation as described in Rule 14a-2(b) under the Exchange Act, or (2) any communication, as described in Rule 14a-1(l)(2)(iv) under the Exchange Act, stating how the Nominating Stockholder intends to vote at the annual meeting and the reasons therefore;

(4)	the Nominating Stockholder or the designated lead group member of a Nominator Group, as applicable, or any qualified representative thereof, does not appear at the annual meeting to present the nomination submitted in accordance with this Section 6;

(5)	the Board of Directors, acting in good faith, determines that such Stockholder Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with these By-laws or the Corporation’s Certificate of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including the Stock Exchange Rules;

(6)	the Stockholder Nominee was nominated for election to the Board of Directors pursuant to this Section 6 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew from or became ineligible or unavailable for election at such annual meeting or received a vote of less than 25% of the shares of common stock entitled to vote for such Stockholder Nominee;

(7)	the Stockholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or

(8)	the Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 6(d), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or the Nomination Notice omits a material fact necessary to make the statement made not misleading), the Stockholder Nominee becomes unwilling or unable to serve on the Board of Directors or any violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Stockholder Nominee under this Section 6.

(iii)	Notwithstanding anything to the contrary contained in this Section 6, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Stockholder Nominee included in the Nomination Notice, if:

(1)	such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(2)	such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, Corporation, partnership, association or other entity, organization or governmental authority;

(3)	the inclusion of such information in the proxy statement would otherwise violate the Securities and Exchange Commission proxy rules or any other applicable law, rule or regulation; or

(4)	the inclusion of such information in the proxy statement would impose a material risk of liability upon the Corporation.

(iv)	The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

SECTION 7. Quorum. The holders of a majority of the voting power of the outstanding shares of the capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders except as may otherwise be provided by law, by the Certificate of Incorporation or by these By-laws; but, if there be less than a quorum, the holders of a majority of the voting power so present or represented may adjourn the meeting from time to time.

SECTION 8. Voting and Proxies. Each stockholder shall, subject to the provisions of the Certificate of Incorporation, at each meeting of the stockholders be entitled to one vote in person or by proxy for each share of the stock of the Corporation which has voting power on the matter in question and which shall have been held by such stockholder and registered in his or her name on the books of the Corporation:

(a) on the date fixed pursuant to the provisions of Section 6 of Article VIII of these By-laws as the record date for the determination of stockholders who shall be entitled to notice of and to vote at such meeting, or

(b) if no such record date shall have been so fixed, then at the close of business on the day next preceding the day on which notice of the meeting shall be given.

At all meetings of the stockholders, all matters, except for the election of directors, which shall be decided pursuant to the provisions of Article III, Section 3, and as otherwise provided in the Certificate of Incorporation, in these By-laws, or by law, shall be decided by the vote of the holders of a majority of the voting power of the outstanding shares of the capital stock of the Corporation entitled to vote thereat present in person or by proxy, a quorum being present. Proxies may be submitted in any manner permitted by the laws of the State of Delaware. The vote at any meeting of the stockholders on any question need not be by ballot, unless so directed by the person presiding over the annual meeting. The Board of Directors, or, if the Board shall not have made the appointment, the chairman presiding at any meeting of stockholders, shall have the power to appoint one or more persons to act as inspector or inspectors, to receive, canvass and report the votes cast by the stockholders at such meeting; but no candidate for the office of director shall be appointed as an inspector at any meeting for the election of directors.

SECTION 9. Conduct of Meeting. The Chairman of the Board or, in his or her absence, the Lead Director, shall preside at all meetings of the stockholders. In the absence of the Chairman of the Board, and if there is no Lead Director, a director or officer designated by the Board of Directors or the Chairman of the Board shall preside at the meeting of the stockholders.

SECTION 10. Secretary of the Meeting. The Secretary of the Corporation shall act as secretary of all meetings of the stockholders; and, in his or her absence, the person presiding over the annual meeting may appoint any person to act as secretary of the meeting.

ARTICLE IV

Board of Directors

SECTION 1. Regular Meetings. Regular meetings of the Board of Directors shall be held at such time and at such place as may from time to time be fixed by resolution of the Board of Directors. Unless otherwise provided by law or by these By-laws, notice of regular meetings of the Board need not be given.

SECTION 2. Special Meetings. Special meetings of the Board of Directors may be called by the number of directors which would constitute a quorum of the Board of Directors or by order of the Chairman of the Board or Lead Director. The Secretary shall give notice to each director of the time, place and purpose or purposes of each special meeting by mailing the same at least two days before the meeting, or by delivering the same personally or by telephone or other electronic means not later than the day before the day of the meeting.

SECTION 3. Conduct of Meeting. At meetings of the Board of Directors, the Chairman of the Board or, in his or her absence, the Lead Director, shall preside. In the absence of the Chairman of the Board, and if there is no Lead Director, a director designated by the Board of Directors shall preside. If the Chairman of the Board is “independent” under the Rules of the New York Stock Exchange, the Chairman of the Board shall preside over all executive sessions of the Board of Directors, otherwise the Lead Director shall so preside. In the absence of the Lead Director, another “independent” member of the Board of Directors shall preside over such executive sessions.

SECTION 4. Quorum and Action. At meetings of the Board of Directors, a quorum for the transaction of business shall be a majority of the total number of directors determined from time to time by the Board of Directors pursuant to Article EIGHTH of the Certificate of Incorporation. If less than a quorum shall be present, a majority of those present may adjourn any meeting until a quorum shall be present, whereupon the meeting may be held, as adjourned, without further notice. The act of a majority of the directors present at a meeting where a quorum is present shall be the act of the Board of Directors.

SECTION 5. Participation by Telephone. The directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

SECTION 6. Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing or by electronic transmission or transmissions, and evidence of such consent is filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 7. Compensation of Directors. The directors shall receive such compensation for their services as may be prescribed by the Board of Directors and shall be reimbursed by the Corporation for ordinary and reasonable expenses incurred in the performance of their duties.

SECTION 8. Chairman, Lead Director, Acting Chairman. The Chairman of the Board shall be elected by the Board, and may be an officer of the Corporation, and shall have such powers and duties as customarily pertain to that office. The “independent” directors shall appoint a Lead Director in the event that the Chairman of the Board is not “independent” under the Rules of the New York Stock Exchange. In case of the absence or disability of the Chairman of the Board, the Lead Director shall have the powers and duties of the Chairman of the Board. If there is no Lead Director, then a director designated by the Chairman of the Board or, in the absence of such designation, by the Board of Directors, shall serve as Acting Chairman and shall have the powers and duties of the Chairman of the Board in case of absence or disability of the Chairman of the Board.

ARTICLE V

Committees

SECTION 1. Appointment. The Board of Directors may appoint from among its members such committees as the Board may determine, which shall consist of such number of directors and have such powers and authority as shall from time to time be prescribed by the Board and permitted by subsection (2) of Section 141(c) of the Delaware General Corporation Law.

SECTION 2. Regular Meetings. Regular meetings of committees shall be held at such time and at such place as may from time to time be fixed by resolution of the Board of Directors. Unless otherwise provided by law or by these By-laws, notice of regular meetings of committees need not be given.

SECTION 3. Special Meetings. Special meetings of committees may be called by order of the chairman of the committee or the Chairman of the Board or Lead Director. The Secretary shall give notice to each member of the time, place and purpose or purposes of each special meeting by mailing the same at least two days before the meeting, or by delivering the same personally or by telephone or other electronic means not later than the day before the day of the meeting.

SECTION 4. Conduct of Meeting. At meetings of committees, the chairman of the committee or, in his or her absence, a director designated by the members of the committee shall preside.

SECTION 5. Quorum. A majority of the members of any committee shall constitute a quorum for the transaction of business; provided, however, that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

SECTION 6. Participation by Telephone. The members of any committee may participate in a meeting of the committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

SECTION 7. Written Consent. Any action required or permitted to be taken at a meeting of any committee may be taken without a meeting if all the members consent thereto in writing or by electronic transmission or transmissions, and evidence of such consent is filed with the minutes of proceedings of the committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE VI

Officers

SECTION 1. Election of Officers. The Board of Directors shall elect the officers of the Corporation, which may include a Chief Executive Officer, a President, one or more Vice Presidents, a Controller, a Treasurer, a Secretary and a General Counsel. One or more of these positions may be held by the same individual. Any Vice President may be given an additional designation of rank or function. Each officer shall have such powers and duties as may be prescribed by these By-laws and as may be assigned by the Board of Directors or the Chairman of the Board.

SECTION 2. Chief Executive Officer and President. The Chief Executive Officer shall have the powers that customarily pertain to that office. The Chief Executive Officer, or in the absence of a Chief Executive Officer, the President, shall have general supervision over the property, business and affairs of the Corporation and over its other officers. He or she may appoint and remove assistant officers and other employees and agents. In the event there is a Chief Executive Officer and a President and such offices are held by different individuals, the President shall serve as the chief operating officer of the Corporation.

SECTION 3. Powers. The officers may execute and deliver in the name of the Corporation powers of attorney, contracts, and other obligations and instruments pertaining to the regular course of their respective duties.

SECTION 4. Responsibility for Audit. An officer or officers designated by the Board of Directors shall be responsible to the Board of Directors for financial control and internal audit of the Corporation and its subsidiaries.

SECTION 5. Treasurer. The Treasurer shall have general supervision over the funding and currency management affairs of the Corporation.

SECTION 6. Controller. The Controller shall be the chief accounting officer of the Corporation.

SECTION 7. Secretary. The Secretary shall keep the minutes of all meetings of the stockholders of the Corporation, of the Board of Directors and of all committees appointed by the Board.

SECTION 8. General Counsel. The General Counsel shall have general supervision over the legal affairs of the Corporation.

SECTION 9. Vacancies. In case any office shall become vacant, the Board of Directors shall have power to fill such vacancy. In case of the absence or disability of any officer, the Board of Directors or the Chairman of the Board may assign the powers and duties of such office to any other officer or officers. Any officer shall be subject to removal at any time by vote of a majority of the whole Board.

SECTION 10. Voting of Stock held by Corporation. The Chairman of the Board or the President, or a Vice President thereunto duly authorized by the Chairman of the Board, shall have full power and authority on behalf of the Corporation to attend and to vote at any meeting of stockholders of any corporation in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, and shall have power and authority to execute and deliver proxies and consents on behalf of the Corporation in connection with the exercise by the Corporation of the rights and powers incident to the ownership of such stock. The Board of Directors may confer like powers upon any other person or persons.

ARTICLE VII

Indemnification

SECTION 1. Each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he, she, or a person for whom he or she is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such service; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by him or her only if such proceeding was authorized by the Board of Directors, either generally or in the specific instance. The right to indemnification shall include the advancement of expenses incurred in defending any such proceeding in advance of its final disposition in accordance with procedures established from time to time by the Board of Directors; provided, however, that, if the Delaware General Corporation Law so requires, the director, officer or employee shall deliver to the Corporation an undertaking to repay all amounts so advanced if it shall ultimately be determined that he or she is not entitled to be indemnified under this Article or otherwise.

SECTION 2. The rights of indemnification provided in this Article shall be in addition to any rights to which any person may otherwise be entitled by law or under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. Unless otherwise provided when authorized or ratified, such rights shall continue as to any person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators, and shall be applicable to proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.

SECTION 3. The Corporation may purchase and maintain insurance to protect any person against any liability or expense asserted against or incurred by such person in connection with any proceeding, whether or not the Corporation would have the power to indemnify such person against such liability or expense by law or under this Article or otherwise. The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to insure the payment of such sums as may become necessary to effect indemnification as provided herein.

ARTICLE VIII

Capital Stock

SECTION 1. Certificated or Uncertificated Shares. The Board of Directors may authorize the issuance of stock either in certificated or in uncertificated form. If shares are issued in uncertificated form, each stockholder shall be entitled upon written request to a stock certificate or certificates, representing and certifying the number and kind of full shares held, signed by the Chairman of the Board or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, which signatures may be facsimile.

SECTION 2. Transfer Agent and Registrar. The Board of Directors shall have power to appoint one or more Transfer Agents and Registrars for the transfer and registration of stock of any class, and may require that stock certificates be countersigned and registered by one or more of such Transfer Agents and Registrars.

SECTION 3. Transfer. Shares of capital stock of the Corporation shall be transferable on the books of the Corporation only by the holder of record thereof in person or by duly authorized attorney, upon surrender and cancellation of certificates, or other evidence of ownership if no certificates shall have been issued, for a like number of shares.

SECTION 4. Lost, Stolen or Destroyed Certificates. In case any certificate for the capital stock of the Corporation shall be lost, stolen or destroyed, the Corporation may require such proof of the fact and such indemnity to be given to it and to its Transfer Agent and Registrar, if any, as shall be deemed necessary or advisable by it.

SECTION 5. Record Holders. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder thereof in fact, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

SECTION 6. Record Dates. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or other allotment of any rights, or entitled to exercise any rights in respect of any other change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. If in any case involving the determination of stockholders for any purpose (other than notice of or voting at a meeting of stockholders) the Board of Directors shall not fix such a record date, the record date for determining stockholders for such purpose shall be the close of business on the day on which the Board of Directors shall adopt the resolution relating thereto. A determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE IX

Miscellaneous

SECTION 1. Fiscal Year. The Board of Directors shall have power to fix, and from time to time change, the fiscal year of the Corporation. Unless otherwise fixed by the Board, the calendar year shall be the fiscal year.

SECTION 2. Waiver of Notice. Whenever notice is required to be given by these By-laws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE X

Amendment

SECTION 1. The Board of Directors shall have power at any meeting of the Board, to add any provision to or to alter, amend or repeal any provision of these By-laws by the vote of a majority of the total number of directors determined from time to time by the Board of Directors pursuant to Article EIGHTH of the Certificate of Incorporation.

Amended: December 9, 2016